EXHIBIT 10.6

EMPLOYEE AGREEMENT

AGREEMENT, entered into as of the 1st day of July, 2006, to become effective January 1, 2007, between First Citizens National Bank and First Citizens Bancshares, Inc. (collectively "Employer"), and Ralph E. Henson (Executive). This Agreement revokes all prior employment agreements between Employer and Executive as of December 31, 2006, including, without limitation that certain Executive Employment Agreement dated as of the 21st day of April, 1993, between Employer and Executive.

  Employment.

The Employer agrees to continue to employ the Executive, and the Executive agrees to continue to serve and be employed by the Employer on the terms and conditions set forth herein.

  Term of Employment.

The term of this Agreement shall begin January 1, 2007 and shall end December 31, 2010, provided this Agreement is not earlier terminated pursuant to Section 7 below. Hours of service shall be determined by Executive, but shall never be less than that necessary to manage duties as described herein.

  Compensation.

  Base Salary. As compensation for services rendered by Executive during the period of employment hereunder, Employer shall pay Executive a base annual salary of One Hundred Thousand Dollars ($100,000.00), less income tax withholdings and other customary employee deductions, (Base Salary.) The Base Salary shall be payable in twenty-four (24) equal installments each year on the first (1st) and fifteenth (15th) day of each calendar month.

  Benefits. Employer shall also provide benefits consisting of the ESOP or any successor plan, 401(k) plan, and a monthly car allowance sufficient to cover cost of business travel.

  Duties.

During the term hereof, the Executive shall render to Employer such services of an advisory or consultative nature as Employer may reasonably request in order that Employer may continue to have benefit of Executive's experience and knowledge of Loan Portfolio Management, specifically in the area of Problem Credits.

Duties shall include:

  Assist Chief Credit Officer in the management and timely elimination of material problem credits in a manner that represents the best interests of First Citizens;

  Management of OREO properties including efforts to market and dispose of properties in a timely manner;

  Support Chief Credit Officer with lending initiatives and succession planning in areas of problem credits and OREO.

Executive shall also serve as a member of the Board of Directors of First Citizens Bancshares, Inc. for such term(s) as he may be elected by the Shareholders, and on the Board of Directors of First Citizens National Bank for one year terms as appointed by the Board of Directors of First Citizens Bancshares, Inc.

  Working Facilities.

Employer shall provide Executive appropriate furnished office space within the Corporate Office facility located at One First Citizens Place, Dyersburg, Tennessee. Executive shall be provided clerical support sufficient to accomplish duties as assigned herein.

  Expenses.

Employer shall reimburse Executive all reasonable and customary expenses incurred by Executive in the performance of duties hereunder upon Executive's submission to Employer of customary documentation and receipts.

  Termination.

Notwithstanding the Term of this Agreement established in Section 2 above, this Agreement is subject to termination (i) if Executive should sooner die whereupon this Agreement shall immediately terminate, or (ii) by the Executive if the Employer commits a material breach of its obligations under this Agreement and does not remedy such breach within thirty (30) days after receiving written notice specifying the nature of such breach, or (iii) by the Employer for cause as a result of one or more of the following reasons:

  Any one or more of the following: acts of theft, embezzlement, fraud or dishonesty, knowing violation of the law, acts involving moral turpitude, or dereliction in the performance of his duties, as determined by Employer's Board in its sole and absolute discretion, but in the exercise of its good faith judgment; or if Executive is incapacitated for a period of 6 months;

  For failure of the Executive to perform his duties and responsibilities in accordance with terms and conditions of this Agreement other than described in Item 4 herein;

  At the option of the Executive, should he elect to retire from his arrangement with Employer and thereby terminate this Agreement during the term hereof;

  Compensation payable to Executive under terms of this Agreement shall cease at the end of any month following termination of employment by Executive or Employer as set forth in Item 7(a), 7(b) or 7(c) herein.

  Death Benefit - Salary Continuation Plan.

  Employer will provide Executive death benefits as follows:

  Employer will purchase and maintain a life insurance policy on the life of Executive in the face amount of Seven Hundred Sixty Thousand Dollars ($760,000).

  In the event of death of Executive, Employer will collect proceeds from said policy, and will pay the sum of Six Hundred Forty-Five Thousand Dollars ($645,000) (the "Death Benefit") from said policy proceeds to the person or persons designated by the Executive in a properly executed beneficiary designation or, in default thereof, to the personal representative of Executive's estate.

  All proceeds received from said life insurance policy in excess of the Death Benefit shall be retained by Employer as an offset to the Company's cost in providing this benefit.

  In the event of termination of Executive's employment for reasons other than Executive's death, disability or retirement, Employer's obligation to provide this benefit shall immediately cease. Otherwise, this benefit shall continue until the death of Employee.

  Life Insurance.

    Employer shall provide a fringe benefit in the form of life insurance coverage using an endorsement bank owned life insurance (BOLI) arrangement for Executive in the amount of Three Hundred Fifty Thousand Dollars ($350,000).

    In the event of termination of Executive's employment for reasons other than Executive's death, disability or retirement, Employer's obligation to provide this benefit shall immediately cease. Otherwise, this benefit shall continue until the death of the Employee.

  Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

  Successors: Binding Agreement.

  Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

  Governing Law.

  This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

EMPLOYER:

FIRST CITIZENS NATIONAL BANK

By:            /s/ Katie S. Winchester
        Katie S. Winchester, Chairman & CEO

EXECUTIVE:

   /s/ Ralph E. Henson
   Ralph E. Henson